Exhibit 10.79

Diodes Zetex Pension Scheme
Schedule of Contributions

Status

This Schedule of Contributions has been prepared by the Trustees of the Diodes Zetex Pension Scheme ("the Scheme"), after obtaining the advice of the Scheme Actuary appointed by the Trustees .

Contributions to be paid by the Employers from 1 January 2017 to 31 December 2029

1.	Defined Benefits Section

By active members :	Nil

In respect of the shortfall in funding as set out in the Recovery Plan dated 22 February 2017:	£1 ,860,000 p.a. to be paid towards the Scheme on or before 31 December each year from 1 January 2017 until 31 December 2029.

In respect of expenses:	£200,000 p.a. to be paid towards the Scheme on or before 31 March each year until 31 December 2029, or such other amount as agreed between the Trustees and the Employers.

The Employers may pay contributions in addition to the amounts shown above at any time. Any contributions paid at a rate higher than that required can be offset against later payments due at the request of the Employers.

2.	Defined Contribution Section

By active members:	3%, 5% or 7% of basic salary as elected, or such higher amounts as agreed by the Trustees and Employers which are required for auto-enrolment purposes

By the Employers:	Matching contributions of 3%, 5% or 7% of the member's basic salary, or such higher amounts as agreed by the Trustees and Employers which are required for auto-enrolment purposes

Due date :	Not later than the 19th day of each month in respect of the contributions due for the preceding month.

Additional Voluntary Contributions

Members may elect to pay AVCs into either section of the Scheme. AVCs will not be matched by additional employer contributions. AVCs are due to be paid to the Scheme not later than the 19th day of each month in respect of the contributions due for the preceding month.

Salary sacrifice arrangement

Members of the Defined Contribution section of the Scheme may elect to participate in a "salary sacrifice" arrangement. In this case, the member's contributions are paid by the Employers rather than being deducted from the member's pay. The total contribution received by the Scheme is unchanged.

Expenses and Life Assurance Premiums

The Employers will meet the cost of the Pension Protection Fund (PPF) Levy. Investment management expenses in respect of the Defined Contribution Section will be met from the Scheme's Defined Contribution Section funds.

Other expenses of running the Scheme and life assurance premiums will be met from the Scheme's Defined Benefit funds, although the Trustees and Employers may agree for the Employers to meet some or all of the expenses directly.

In addition, the Employers will also separately meet expenses incurred by the Trustees which are associated with liability reduction exercises.

This schedule has been agreed by the Trustees and the Employers

22-2-17
Signed on behalf of the Trustees of the Diodes Zetex Pension Scheme	Date

22-2-17
Signed on behalf of Diodes Zetex Limited and Diodes Zetex Semiconductors Limited	Date